Exhibit 5.1

Darren K. DeStefano

+1: 703 456 8034

ddestefano@cooley.com

August 18, 2017

Senseonics Holdings, Inc.

20451 Seneca Meadows Parkway

Germantown, Maryland 20876

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Senseonics Holdings, Inc., a Delaware corporation (the “Company”), of up to 13,383,125 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-3 (Registration No. 333-217122) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the related prospectus dated April 17, 2017 (the “Base Prospectus”) and the prospectus supplement dated August 18, 2017, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement,” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.  As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof.  We are not rendering any opinion as to compliance with any federal or state, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

ONE FREEDOM SQUARE, RESTON TOWN CENTER, 11951 FREEDOM DRIVE, RESTON, VA 20190-5656  T: (703) 456-8000  F: (703) 456-8100
WWW.COOLEY.COM

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

COOLEY LLP

By:	/s/ Darren K. DeStefano
Darren K. DeStefano